As filed with the Securities and Exchange Commission on November 25, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MICROBOT MEDICAL INC.

(exact name of Registrant as specified in its charter)

Delaware	94-3078125
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

25 Recreation Park Drive, Unit 108

Hingham, Massachusetts 02043

(Address of Principal Executive Offices including Zip Code)

Microbot Medical Inc. 2020 Omnibus Performance Award Plan

(Full title of the plan)

Harel Gadot, CEO

Microbot Medical Inc.

25 Recreation Park Drive, Unit 108

Hingham, Massachusetts 02043

(781) 875-3605

(Name and address, including zip code, and telephone

number, including area code, of agent for service)

Copy to:

Stephen E. Fox, Esq.

Ruskin Moscou Faltischek, P.C.

1425 RXR Plaza, East Tower, 15th Floor

Uniondale, New York 11556

(516) 663-6580

(516) 663-6780 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.[  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share, issuable under the Microbot Medical Inc. 2020 Omnibus Performance Award Plan	1,420,652 shares	$7.31	(2)	$10,384,966.12	$1,133.00

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any shares of Microbot Medical Inc. (the “Registrant”) common stock that become issuable under the Microbot Medical Inc. 2020 Omnibus Performance Award Plan by reason of any stock split, recapitalization, stock dividend or other similar transaction or capital adjustment.

(2)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(l) under the Securities Act, on the basis of the average of the high ($7.47) and low ($7.15) reported prices of the shares of Common Stock of the Registrant as reported by the Nasdaq Capital Market on November 24, 2020, a date within five business days prior to the filing of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to employees participating in the Microbot Medical Inc. 2020 Omnibus Performance Award Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference

The following documents previously filed with the Commission by Microbot Medical Inc. (“we,” “us,” “our”, the “Company”, or “Microbot”) are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on April 14, 2020;

(b)	The Company’s Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2019, filed with the Commission on April 29, 2020;

(c)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the Commission on May 15, 2020, August 14, 2020 and November 16, 2020, respectively;

(d)	The Company’s Current Reports on Form 8-K, including any amendments thereto, filed with the Commission on February 25, 2020, February 28, 2020, March 3, 2020, April 1, 2020, May 7, 2020, June 19, 2020, August 3, 2020 and September 4, 2020; and

(e)

The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on August 3, 1998, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or subsequent to the effective date hereof and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

You may contact the Company in writing or orally to request copies of the above-referenced filings, without charge (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated by reference into this Registration Statement). Requests for such information should be directed to:

Microbot Medical Inc.

25 Recreation Park Drive, Unit 108

Hingham, Massachusetts 02043

Attn: Corporate Secretary

Phone: (781) 875-3605

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102 of the DGCL, permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions of, and is limited by reference to, the above discussed sections of the DGCL.

The Company’s restated certificate of incorporation provides that the Company’s Directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Company’s restated certificate of incorporation further provides that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe that these indemnification provisions and insurance are necessary to attract and retain qualified directors and officers.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

3.1	Restated Certificate of Incorporation of the Company (1)
3.2	Certificate of Amendment to the Restated Certificate of Incorporation of the Company (2)
3.3	Certificate of Amendment to the Restated Certificate of Incorporation (3)
3.4	Certificate of Amendment to the Restated Certificate of Incorporation (4)
3.5	Amended and Restated By-Laws of the Company (5)
4.1	Microbot Medical Inc. 2020 Omnibus Performance Award Plan (6)
4.2	Form of Restricted Stock Unit Award Agreement under the Microbot Medical Inc. 2020 Omnibus Performance Award Plan
4.3	Form of NQO Award Agreement under the Microbot Medical Ltd. 2020 Omnibus Performance Award Plan
4.4	Form of Restricted Stock Award Agreement under the Microbot Medical Ltd. 2020 Omnibus Performance Award Plan
4.5	Form of SAR Award Agreement under the Microbot Medical Ltd. 2020 Omnibus Performance Award Plan
4.6	Form of ISO Award Agreement under the Microbot Medical Ltd. 2020 Omnibus Performance Award Plan
5.1	Opinion of Ruskin Moscou Faltischek, P.C.
23.1	Consent of Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network
23.2	Consent of Ruskin Moscou Faltischek, P.C. (contained in Exhibit 5.1 hereof)
24.1	Power of Attorney (included on Signature Page of this Registration Statement)

(1)	Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and filed on March 15, 2007.
(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on November 29, 2016.
(3)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 4, 2018.
(4)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on September 11, 2019.
(5)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 3, 2016.
(6)	Incorporated by reference from the Registrant’s definitive proxy statement on Schedule 14A filed with the Commission on July 31, 2020.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hingham, Massachusetts on the 25th day of November, 2020.

MICROBOT MEDICAL INC.

By:	/s/ Harel Gadot
Harel Gadot
Chairman, President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, severally constitute and appoint Harel Gadot and David Ben Naim, and each of them singly, as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their names, places, steads, in any and all capacities, to sign this Registration Statement to be filed with the Securities and Exchange Commission and any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them singly, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Harel Gadot	Chairman, President and Chief Executive Officer (principal executive officer)	November 25, 2020
Harel Gadot

/s/ David Ben Naim	Chief Financial Officer (principal financial and accounting officer)	November 25, 2020
David Ben Naim

/s/ Yoseph Bornstein	Director	November 25, 2020
Yoseph Bornstein

/s/ Scott Burell	Director	November 25, 2020
Scott Burell

/s/ Martin Madden	Director	November 25, 2020
Martin Madden

/s/ Prattipati Laxminarain	Director	November 25, 2020
Prattipati Laxminarain

/s/ Aileen Stockburger	Director	November 25, 2020
Aileen Stockburger

/s/ Tal Wenderow	Director	November 25, 2020
Tal Wenderow